Exhibit 99.3

Murphy Canyon Acquisition Corp. Announces Closing of $132.25 Million Initial Public Offering

SAN DIEGO, CA – February 7, 2022 – Murphy Canyon Acquisition Corp. (the “Company”) a newly organized blank check company formed as a Delaware corporation, today announced the closing of its previously announced initial public offering of 13,225,000 units at a price of $10.00 per unit. This includes the exercise in full by the underwriters’ over-allotment option to purchase up to an additional 1,725,000 units. The units are listed on the Nasdaq Global Market (“NASDAQ”) and began trading under the ticker symbol “MURFU” on February 3, 2022

Each unit consists of one share of common stock and one redeemable warrant, with each whole warrant exercisable to purchase one share of common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be traded on NASDAQ under the symbols “MURF” and “MURFW,” respectively.

Murphy Canyon Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on companies in the real estate industry, including construction, homebuilding, real estate owners and operators, arrangers of financing, insurance, and other services for real estate, and adjacent businesses and technologies targeting the real estate space with an aggregate combined enterprise value of approximately $300 million to $1.2 billion. The Company is sponsored by Murphy Canyon Acquisition Sponsor, LLC, a wholly owned subsidiary of Presidio Property Trust, Inc. (NASDAQ: SQFT).

A.G.P./Alliance Global Partners acted as the sole book-running manager for the offering.

The Benchmark Company, LLC acted as the co-manager for the offering.

Sichenzia Ross Ference LLP served as counsel to Murphy Canyon Acquisition Corp. and Manatt, Phelps & Phillips, LLP served as counsel to the underwriters in this offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 2, 2022. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No securities regulatory authority has either approved or disapproved of the contents of this press release.

The offering is being made only by means of a prospectus, copies of which may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

For investors:

Murphy Canyon Acquisition Corp.

Lowell Hartkorn, Investor Relations

lowell.hartkorn@murphycanyonac.com

Telephone: (760) 471-8536 x1244